HILLENBRAND

Die deutsche Fassung ist maßgeblich. Die englische Fassung ist eine Übersetzung ausschließlich zu Informationszwecken.

The German version is binding. The English version is a convenience translation for information purposes only.

Geschäftsführerdienstvertrag

Managing Director Service Agreement

zwischen

Hillenbrand Germany Holding GmbH

und

Herrn Ulrich Bartel

between

Hillenbrand Germany Holding GmbH

and

Mr Ulrich Bartel

HILLENBRAND

Geschäftsführer-dienstvertrag	Managing Director Service Agreement
Zwischen	Between
Hillenbrand Germany Holding GmbH, Theodorstraße 10, 70469 Stuttgart (die „**Gesellschaft**");	**Hillenbrand Germany Holding GmbH**, Theodorstraße 10, 70469 Stuttgart (the "**Company**");
Und	and
Herrn Ulrich Bartel, wohnhaft in Im Lerchenholz 7, 71636 Ludwigsburg (der „**Geschäftsführer**" oder „**Herr Bartel**"; der Geschäftsführer und die Gesellschaft zusammen die „**Parteien**", jeder eine „**Partei**").	**Mr Ulrich Bartel**, resident at Im Lerchenholz 7, 71636 Ludwigsburg (the "**Managing Director**" or "**Mr Bartel**"; the Managing Director and the Company together the "**Parties**", each a "**Party**").
Präambel	**Preamble**
Herr Bartel ist seit dem 1. Juli 2014 - derzeit auf Grundlage eines Arbeitsvertrags vom 21. Januar 2014 („**Arbeitsvertrag**") - bei der Hillenbrand Germany Holding GmbH beschäftigt. Zuvor war Herr Bartel bereits seit dem 1. Juli 1990 bei der Hillenbrand Gruppe und ihren Rechtsvorgängern beschäftigt.	Mr. Bartel has been employed by Hillenbrand Germany Holding GmbH since July 1, 2014 - currently on the basis of an employment contract dated January 21, 2014 (**"Employment Contract"**). Mr. Bartel had previously been employed by the Hillenbrand Group and its legal predecessors since July 1, 1990.
Herr Bartel ist durch Beschluss der Gesellschafterversammlung vom 16. Januar 2024 mit sofortiger Wirkung zum Geschäftsführer bestellt worden. Mit Blick auf die Funktion von Herrn Bartel bei der Gesellschaft und der Ernennung als Vorsitzender der Geschäftsführung zum Januar 2024 wurde die Vertragsbeziehung zwischen den Parteien auf eine neue Grundlage gestellt und der Ar-	Mr Bartel was appointed as Managing Director with immediate effect by a resolution of the shareholders' meeting dated 16 January 2024. In view of Mr Bartel´s function with the Company and his appointment as Chairman of the Management Board effective January 2024, the contractual relationship between the Parties will be put on a new footing and the Employment Contract will be terminated

beitsvertrag einvernehmlich vorzeitig beendet sowie alle wechselseitigen Ansprüche aus dem Arbeitsverhältnis erledigt. Dazu schließen die Parteien den folgenden Geschäftsführerdienstvertrag (dieser „**Vertrag**"):

prematurely by mutual agreement and all mutual claims arising from the employment relationship will be settled. For this purpose, the Parties enter into the following Managing Director Service Agreement (this "**Agreement**"):

1. Vertretung

1.1 Der Geschäftsführer vertritt die Gesellschaft einzeln.

1.2 Die Gesellschaft kann die Vertretungsbefugnis jederzeit ändern.

1. Representation

1.1 The Managing Director shall represent the Company alone.

1.2 The Company can change the authority to represent at any time.

2. Geschäftsführung

2.1 Der Geschäftsführer führt die Gesellschaft nach Maßgabe der Gesetze, dieses Vertrages, des Gesellschaftsvertrages, einer etwaigen Geschäftsordnung für die Geschäftsführung in ihrer jeweils gültigen Fassung sowie den Bestimmungen der Gesellschafter.

2.2 Der Geschäftsführer bedarf für alle Geschäfte und Maßnahmen, die über den gewöhnlichen Geschäftsbetrieb der Gesellschaft hinausgehen, der ausdrücklichen vorherigen Zustimmung der Gesellschafterversammlung. Hierzu zählen insbesondere die in der Geschäftsordnung für die Geschäftsführung und der Satzung der Gesellschaft jeweils aufgeführten Geschäfte.

2.3 Die Gesellschaft kann jederzeit weitere Geschäftsführer bestellen. Die Gesellschafterversammlung bestimmt

2. Management

2.1 The Managing Director shall run the Company in accordance with the statutes, this Agreement, the articles of association, any rules of procedure for the management as they may change from time to time, as well as the stipulations of the shareholders.

2.2 The Managing Director shall require the explicit prior consent of the shareholders' meeting for all transactions and measures that go beyond the Company's ordinary business operation. This includes in particular the transactions listed in the rules of procedure for the management and the articles of association of the Company.

2.3 The Company may appoint additional managing directors at any time. The shareholders' meeting shall determine

die Geschäftsverteilung unter den Geschäftsführern.

the allocation of the business among the managing directors.

2.4 Der Geschäftsführer wird auf Verlangen der Gesellschafterversammlung auch Organtätigkeiten und Funktionen in verbundenen Unternehmen übernehmen; diese sind durch die Vergütung gemäß Ziffer 4.1 abgegolten.

2.4 At the request of the shareholders' meeting, the Managing Director shall also perform corporate body activities and functions in affiliated entities; these shall be discharged by the remuneration pursuant to Section 4.1.

3. Vertragsdauer

3. Term of Agreement

3.1 Dieser Vertrag beginnt mit Wirkung zum 01. Januar 2025 und wird auf unbestimmte Dauer geschlossen.

3.1 This Agreement commences with effect from 1 January 2025 and is concluded for an indefinite period.

3.2 Dieser Vertrag kann von jeder Partei mit einer Kündigungsfrist von zwölf Monaten zum Ende eines Kalendermonats gekündigt werden.

3.2 This Agreement may be terminated by either party with a notice period of twelve months until the end of a calendar month.

3.3 Dieser Vertrag endet ohne Kündigung am Ende des Monats, in dem der Geschäftsführer die Regelaltersgrenze in der gesetzlichen Rentenversicherung erreicht (das ist derzeit die Vollendung des 67. Lebensjahrs) oder seine volle Erwerbsminderung festgestellt wird.

3.3 This Agreement shall end, without a dismissal being necessary, at the end of the month in which the Managing Director reaches the normal age of retirement of the statutory pension funds (currently the 67th birthday) or his complete reduction in earning capacity is determined.

3.4 Dieser Vertrag ist jederzeit aus wichtigem Grund fristlos kündbar.

3.4 This Agreement may be summarily terminated for good cause at any time.

3.5 Die Bestellung zum Geschäftsführer kann jederzeit durch Beschluss der Gesellschafterversammlung widerrufen werden.

3.5 The appointment as Managing Director can be revoked at any time by resolution of the shareholders' meeting.

Der Widerruf der Bestellung (Abberufung) gilt als Kündigung dieses Vertrages zum nächstmöglichen Zeitpunkt. Beruht der Widerruf jedoch auf einem

The revocation of the appointment (removal) shall be deemed to constitute a termination of this Agreement at the next possible date. However, if the

Grund, der nicht zugleich ein wichtiger Grund gemäß § 626 BGB für die fristlose Kündigung dieses Vertrages ist, so endet dieser Vertrag erst mit Ablauf der Kündigungsfrist nach Ziffer 3.2. Dasselbe gilt, wenn der Geschäftsführer sein Amt niederlegt.

revocation is due to reasons that do not at the same time constitute cause for summary termination of this Agreement pursuant to section 626 German Civil Code, this Agreement shall only end upon the expiration of the notice period pursuant to section 3.2. The same shall apply if the Managing Director resigns from his office.

3.6 Jede Kündigung/Abberufung bedarf der Schriftform. Ist der Geschäftsführer bei der Beschlussfassung anwesend, so ist die Kündigung ihm gegenüber abweichend von Satz 1 bereits dadurch formwirksam erklärt, dass der Versammlungsleiter den Beschluss über die Abberufung und/oder Kündigung feststellt. Ist der Geschäftsführer nicht anwesend, wird die Kündigung ihm gegenüber erklärt, indem der Versammlungsleiter ihm das Versammlungsprotokoll mit der Beschlussfassung über die Abberufung und/oder Kündigung übersendet.

3.6 Any termination/removal must be in written form. If the Managing Director is present during the adoption of the resolution, notwithstanding sentence 1, the termination will have already been declared to him in a valid form by virtue of the announcement of the resolution on the removal and/or termination by the chair person of the meeting. If the Managing Director is not present, the termination shall be declared to him by virtue of the transmission of the minutes of the meeting with the resolution on the removal and/or termination by the chairperson of the meeting.

3.7 Eine Kündigung des Geschäftsführers ist gegenüber einem weiteren Geschäftsführer zu erklären, soweit ein solcher nicht bestellt ist, gegenüber dem/n Gesellschafter(n).

3.7 A termination by the Managing Director must be declared to another managing director or, if none has been appointed, to the shareholder(s).

3.8 Nach Kündigung dieses Vertrages, gleich durch welche Partei, sowie im Falle des Widerrufs der Organstellung oder der Amtsniederlegung durch den Geschäftsführer ist die Gesellschaft berechtigt, den Geschäftsführer jederzeit unter Fortzahlung der Vergütung gemäß Ziffer 4.1 und Anrechnung von

3.8 Following the termination of this Agreement, regardless of which Party has terminated, as well as in the case of a revocation of the position as corporate body or the Managing Director's resignation from his office, the Company shall be entitled to release the Managing Director from his obliga-

Urlaubsansprüchen von seiner Verpflichtung zur Dienstleistung für die Gesellschaft freizustellen. Für die Zeit der Freistellung gilt § 615 Satz 2 BGB.

tion to render services for the Company at any time, with continuation of the remuneration pursuant to section 4.1 and an offsetting against vacation claims. For the period of the release, section 615 sentence 2 German Civil Code shall apply.

4. Vergütung

4.1 Das Jahresgehalt des Geschäftsführers beträgt ab 01. Januar 2025 EUR 510.000,00 brutto, zahlbar in monatlichen Teilbeträgen von EUR 42.500,00 brutto jeweils am Monatsende.

4.2 Darüber hinaus kann der Geschäftsführer einen jährlichen variablen zielabhängigen Bonus erhalten, jeweils nach Maßgabe der für das jeweilige Geschäftsjahr geltenden Bonusregelung (Short Term Incentive Compensation (STIC) Program, Gruppe A). Der Zielbonus bei einer Zielerreichung von 100% beträgt 75% des festen Jahresgehalts nach Ziffer 4.1.

4.3 Mit der Vergütung nach Ziffer 4.1 ist die gesamte Tätigkeit des Geschäftsführers einschließlich etwaiger Mehr-, Sonn- und Feiertagsarbeit abgegolten.

4.4 Soweit vorstehend nichts Abweichendes geregelt ist, ist die Vergütung bei unterjährigem Eintritt oder Ausscheiden zeitanteilig zu zahlen.

4. Remuneration

4.1 Since January 1, 2024, the Managing Director's annual salary has been EUR 510,000.00 gross, payable in monthly installments of EUR 42,500.00 gross at the end of each month.

4.2 In addition, the Managing Director may receive an annual variable target-dependent bonus, in each case pursuant to the bonus scheme (Short Term Incentive Compensation (STIC) Program, Group A) applicable for the relevant financial year. The target bonus in the event of a target achievement of 100% is 75% of the fixed annual salary pursuant to Section 4.1.

4.3 The remuneration pursuant to Section 4.1 shall cover all activities of the Managing Director including any additional, Sunday and holiday work.

4.4 Unless otherwise provided above, if the Managing Director joins or leaves the Company during a year, the remuneration shall be paid pro rata temporis.

HILLENBRAND

5. Dienstwagen

5.1 Für seine Tätigkeit im Rahmen dieses Vertrages hat der Geschäftsführer Anspruch auf die Überlassung eines Dienstwagens (derzeit Gruppe A) nach Maßgabe der Dienstwagenregelung der Gesellschaft in der jeweils geltenden Fassung und zu den dort geregelten Konditionen.

5.2 Der Dienstwagen ist mit Beendigung der Organstellung als Geschäftsführer unverzüglich an die Gesellschaft zu übergeben. Der Geschäftsführer hat kein Zurückbehaltungsrecht an dem Fahrzeug und keinen Anspruch auf Abgeltung entgangener Gebrauchsvorteile.

5. Company car

5.1 For his activity within the scope of this Agreement, the Managing Director is entitled to be provided with a company car (currently group A) pursuant to the company car regulation of the Company as amended and subject to the conditions laid down there.

5.2 The company car shall be returned to the Company without delay once his position as managing director comes to an end. The Managing Director shall have no right of retention to the vehicle and no claim for compensation for lost use benefits.

6. Fortzahlung der Vergütung

6.1 Wird der Geschäftsführer durch Arbeitsunfähigkeit infolge Krankheit oder einem anderen von ihm nicht zu vertretenden Grund an der Erbringung seiner vertraglichen Leistung verhindert, so wird ihm das feste Gehalt nach Ziffer 4.1 bis zu 12 Monaten, längstens aber bis zur Beendigung des Dienstverhältnisses weitergezahlt. Der Geschäftsführer muss sich auf diese Zahlungen anrechnen lassen, was er von Kassen oder Versicherungen an Krankengeld, Krankentagegeld oder Rente erhält, soweit die Leistungen nicht ausschließlich auf seinen Beiträgen beruhen.

6. Continued payment of remuneration

6.1 Should the Managing Director be prevented from rendering services pursuant to this Agreement due to an inability to work resulting from illness or another reason beyond his control, the fixed remuneration pursuant to section 4.1 shall continue to be paid for 12 months, but at most up to the end of the service relationship. The Managing Director must allow these payments to be set off against the sick pay, daily benefits or pension he receives from health insurance funds or insurances, to the extent these benefits are not based exclusively on his contributions.

6.2 Der Geschäftsführer tritt bereits jetzt etwaige Ansprüche an die Gesellschaft ab, die ihm gegenüber Dritten wegen der Arbeitsunfähigkeit zustehen. Die Abtretung ist begrenzt auf die Höhe der nach Ziffer 6.1 geleisteten oder zu leistenden Zahlungen.

6.2 The Managing Director here and now assigns to the Company any claims against third parties to which he is entitled due to his inability to work. This assignment shall be limited to the payments made or to be made pursuant to section 6.1.

6.3 Stirbt der Geschäftsführer während der Dauer dieses Vertrages, so haben seine unterhaltsberechtigten Hinterbliebenen als Gesamtgläubiger Anspruch auf Fortzahlung des festen Gehaltes gemäß Ziffer 4.1 für den Sterbemonat und die drei folgenden Monate, im Falle des Todes durch Dienstunfall für die folgenden 12 Monate. Hinterlässt der Geschäftsführer keine Unterhaltsberechtigten, so besteht kein Anspruch gemäß Satz 1. Ist dieser Vertrag im Zeitpunkt des Todes gekündigt, besteht der Anspruch gemäß Satz 1 längstens bis zum Ablauf der Kündigungsfrist.

6.3 Should the Managing Director pass away during the term of this Agreement, his surviving dependents shall have a claim as joint and several creditors to continued payment of the fixed remuneration pursuant to section 4.1 for the month of death and the following three months, in the event of death due to a work-related accident for the following twelve months. Should the Managing Director not leave behind any dependent, no claim pursuant to sentence 1 shall exist. If this Agreement is terminated at the time of the death, the claim pursuant to sentence 1 shall exist until expiry of the notice period at the longest.

7. Versicherungen

7.1 Der Geschäftsführer wird für die Dauer dieses Vertrags in die im Konzern bestehende Gruppenunfallversicherung mit Deckungssummen von derzeit EUR 110.000 für den Todesfall und EUR 300.000 für den Invaliditätsfall einbezogen.

7. Insurances

7.1 For the term of this Agreement, the Managing Director shall be included into the group accident insurance existing in the group with a coverage of currently EUR 110,000 for death and EUR 300,000 for invalidity.

7.2 Die Gesellschaft behält sich vor, die Einbeziehung des Geschäftsführers in die Gruppenunfallversicherung mit einer Ankündigungsfrist von einem Monat zum Monatsende bei Vorliegen eines wirtschaftlichen Grundes zu widerrufen. Ein wirtschaftlicher Grund liegt insbesondere vor, wenn der Versicherer für die Gruppenunfallversicherung wechselt, seine Bedingungen ändert oder die Versicherungsleistung verteuert wird.

7.2 The Company reserves the right to revoke the inclusion of the Managing Director in the group accident insurance with a notification period of one month until the end of a month, if an economic reason exists. An economic reason exists in particular if the insurer changes, amends their terms or if the price for the insurance coverage is increased.

7.3 Die Gesellschaft wird den Geschäftsführer in eine angemessene D&O-Versicherung aufnehmen.

7.3 The Company shall include the Managing Director in a reasonable D&O insurance.

8. Spesen

Reisekosten und sonstige Aufwendungen, die dem Geschäftsführer in der Ausübung seiner Aufgaben im Rahmen dieses Vertrages entstehen, werden ihm nach den jeweiligen internen Richtlinien der Gesellschaft erstattet.

8. Expenses

Travel expenses and other expenditures the Managing Director incurs in the performance of his tasks within the scope of this Agreement shall be refunded to him in accordance with the relevant internal guidelines of the Company.

9. Arbeitszeit

Der Geschäftsführer stellt seine gesamte Arbeitskraft, fachlichen Kenntnisse und Erfahrungen der Gesellschaft zur Verfügung.

9. Working time

The Managing Director shall make his entire work capacity, technical knowledge and experience available to the Company.

10. Nebentätigkeit

Eine entgeltliche oder unentgeltliche Nebentätigkeit, ein Amt als Aufsichtsrat, Beirat o.Ä. oder ein Ehrenamt darf

10. Secondary employment

The Managing Director may assume a secondary employment, remunerated

der Geschäftsführer nur mit schriftlicher Einwilligung der Gesellschaft übernehmen.

or unremunerated, a seat on a supervisory board, advisory board or the like, or an honorary position only with the Company's written permission.

11. Urlaub

11.1 Der Geschäftsführer hat Anspruch auf einen bezahlten Jahresurlaub von 30 Arbeitstagen. Der Urlaub ist unter Berücksichtigung der Belange der Gesellschaft im Einvernehmen mit den anderen Geschäftsführern festzulegen.

11.2 Kann der Geschäftsführer Urlaub nicht nehmen, weil die Interessen der Gesellschaft entgegenstehen, so ist der restliche Urlaubsanspruch auf das nächste Jahr zu übertragen. Eine weitere Übertragung auf die folgenden Jahre findet nicht statt.

11.3 Der Geschäftsführer wird dafür sorgen, dass er auch im Urlaub kurzfristig erreichbar ist.

11. Vacation

11.1 The Managing Director shall have a claim to a paid annual vacation of 30 working days. His vacation shall be scheduled in consideration of the Company's interests in agreement with the other managing directors.

11.2 If the Managing Director cannot take a vacation because that would conflict with the interests of the Company, then the remaining vacation claim shall be carried over to the next year. It shall not be further carried over to the following years.

11.3 The Managing Director shall ensure that he can be reached on short notice even while on vacation.

12. Wettbewerbsverbot

Dem Geschäftsführer ist es untersagt, während der Dauer dieses Vertrages in selbständiger, unselbständiger oder sonstiger Weise für ein Unternehmen in Führungsfunktion tätig zu werden, welches mit der Gesellschaft in direktem oder indirektem Wettbewerb steht oder mit einem Wettbewerbsunternehmen im Sinne des § 15 AktG verbunden ist. In gleicher Weise ist es dem Geschäftsführer untersagt, wäh-

12. Covenant not to compete

The Managing Director shall be prohibited from working in a leading position for a company during the term of this Agreement on a freelance, dependent or other basis that is in direct or indirect competition with the Company or is affiliated with a competitive company within the meaning of section 15 German Stock Corporation Act (*Aktiengesetz*). In the same way, the Managing Director shall be prohibited from forming, acquiring or directly or

rend der Dauer dieses Verbots ein solches Unternehmen zu errichten, zu erwerben oder sich hieran unmittelbar oder mittelbar zu beteiligen, es sei denn, der Anteilsbesitz ermöglicht keinen Einfluss auf die Organe des betreffenden Unternehmens. Das Wettbewerbsverbot gilt auch zugunsten von mit der Gesellschaft im Sinne des § 15 AktG verbundenen Unternehmen.

indirectly participating in such a company during the term of this Agreement unless his shareholding does not enable him to exert influence over the corporate bodies of the company in question. The covenant not to compete shall also apply to the benefit of affiliated entities of the Company within the meaning of section 15 German Stock Corporation Act.

13. Abwerbeverbot

Der Geschäftsführer verpflichtet sich, während der Dauer und für einen Zeitraum von 24 Monaten nach Beendigung dieses Vertrages jede fremdnützige Abwerbung oder Beteiligung an der Abwerbung eines Mitarbeiters der Gesellschaft für fremde Arbeitgeber zu unterlassen.

13. Non-solicitation agreement

The Managing Director undertakes, for the duration of this Agreement and for a period of 24 months after it comes to an end, not to solicit for the benefit of third parties or participate in the solicitation of an employee of the Company for another employer.

14. Geheimhaltung

14.1 Der Geschäftsführer wird vertrauliche Informationen einschließlich Geschäftsgeheimnissen der Gesellschaft dritten Personen, einschließlich anderen Geschäftsführern oder Arbeitnehmern der Gesellschaft, nur im Rahmen seiner Befugnisse zum Wohle der Gesellschaft offenlegen und nutzen. Ferner wird er angemessene Geheimhaltungsmaßnahmen ergreifen (alle Pflichten nach dieser Ziffer 14.1 insgesamt die „**Geheimhaltungspflicht**").

14. Confidentiality

14.1 The Managing Director shall disclose and use confidential information, including business secrets of the undertaking, to third parties, including other managing directors or employees of the Company, only within the scope of his authority for the benefit of the undertaking. He shall further take appropriate measures to maintain confidentiality (all duties pursuant to this section 14.1 together the "**Duty of Confidentiality**").

14.2 Die Geheimhaltungspflicht besteht auch nach Beendigung dieses Vertrages. Soweit der Geschäftsführer durch die nachvertragliche Geheimhaltungspflicht in seinem beruflichen Fortkommen unangemessen beeinträchtigt wird, kann er von der Gesellschaft die Befreiung von dieser Pflicht verlangen.

14.2 The Duty of Confidentiality shall survive the termination of this agreement. Should the post-contractual Duty of Confidentiality unreasonably hinder the Managing Director in his professional advancement, he may ask the Company to exempt him from this duty.

14.3 Vertrauliche Informationen sind Geschäftsgeheimnisse und alle wesentlichen Informationen, die als vertraulich gekennzeichnet sind oder deren Vertraulichkeit sich aus den Umständen ergibt. Dazu zählen insbesondere: Geschäftsstrategien, wirtschaftliche Planungen, Preiskalkulationen und -gestaltungen, Wettbewerbsmarktanalysen, Umsatz- und Absatzzahlen, Personaldaten, Personalrestrukturierungskonzepte, Produktspezifikationen, Erfindungen, technische Verfahren und Abläufe, die nicht öffentlich bekannt sind und einen wirtschaftlichen Wert für die Gesellschaft darstellen, Kundendaten, Lieferantendaten, Passwörter und Zugangskennungen.

14.3 Confidential information comprises business secrets and all material information which has been designated as confidential or for which such confidentiality is evident from the circumstances. This includes in particular: business strategies, economic plans, price calculations and structures, competitive market analyses, turnover and sales figures, personnel data, HR restructuring concepts, product specifications, inventions, technical processes and procedures which are not publicly known and are of economic value for the Company, customer data, supplier data, passwords and access codes.

14.4 Die Geheimhaltungspflicht gilt nicht in den Fällen des § 5 GeschGehG.

14.4 The Duty of Confidentiality shall not apply in the cases set out in section 5 German Business Secrets Act (*Gesetz zum Schutz von Geschäftsgeheimnissen*).

15. Erfindungen

15. Inventions

15.1 Erfindungen, die der Geschäftsführer während der Dauer dieses Vertrages macht, stehen ausschließlich der Gesellschaft zu. Das gilt ebenfalls für

15.1 The Company shall be exclusively entitled to inventions made by the Managing Director during the term of this Agreement. This shall also apply to

technische und organisatorische Verbesserungsvorschläge, die sich unmittelbar oder mittelbar aus den Aufgaben des Geschäftsführers ergeben oder mit ihnen zusammenhängen.

technical and organisational suggestions for improvement that result directly or indirectly from the Managing Director's tasks or are related to them.

15.2 Der Geschäftsführer ist verpflichtet, Erfindungen und Verbesserungsvorschläge der Gesellschaft oder einer von ihr benannten Person unverzüglich schriftlich mitzuteilen und die Gesellschaft bei der Erlangung von Patentschutz und sonstigen gewerblichen Schutzrechten zu unterstützen.

15.2 The Managing Director shall be obligated to notify the Company, or a person designated by it, of any inventions and suggestions for improvement in writing without delay and assist the Company in obtaining patent protection and other intellectual property rights.

15.3 Ein Anspruch auf gesonderte Vergütung für Erfindungen und Verbesserungen besteht nicht. Die Leistung des Geschäftsführers ist mit der in Ziffer 4 vereinbarten Vergütung abgegolten.

15.3 The Managing Director shall not have a claim to separate remuneration for inventions and suggestions for improvement. The Managing Director's performance shall be discharged by the remuneration agreed upon in section 4.

16. Rückgabe von Unterlagen

Der Geschäftsführer hat bei seinem Ausscheiden alle die Angelegenheiten der Gesellschaft betreffenden Unterlagen, Urkunden, Aufzeichnungen, Notizen, Entwürfe oder hiervon gefertigte Durchschriften oder Kopien, gleich auf welchem Datenträger, unaufgefordert an die Gesellschaft zurückzugeben. Ihm steht an diesen Unterlagen ein Zurückbehaltungsrecht gegenüber der Gesellschaft nicht zu. Auf Verlangen wird er der Gesellschaft schriftlich bestätigen, dass ihm keine Unterlagen gemäß Satz 1 mehr vorliegen.

16. Return of documents

Upon leaving the Company, the Managing Director shall return to the Company of his own accord all documents, deeds, records, notes, drafts or carbon copies or photocopies made thereof relating to the Company's business, regardless of what data carrier they are on. He shall not be entitled to a right of retention to these documents against the Company. Upon request, he shall confirm to the Company in writing that he is no longer in possession of any documents pursuant to sentence 1.

17. Schriftform

Änderungen dieses Vertrages durch individuelle Vertragsabreden sind formlos wirksam. Im Übrigen bedürfen Vertragsänderungen der Schriftform; das gilt auch für die Änderung dieser Schriftformabrede.

17. Written form

Amendments to this Agreement by individual contractual arrangement shall be valid in any form. Otherwise, contractual amendments must be in written form; this also applies to the amendment of this written form agreement.

18. Ausschlussfrist

Alle Ansprüche aus dem Dienstverhältnis und dem Organverhältnis einschließlich deliktischer Ansprüche sind von den Parteien innerhalb von sechs Monaten nach Fälligkeit in Textform geltend zu machen; andernfalls sind sie erloschen. Ausgenommen von der Ausschlussfrist sind Ansprüche, die auf vorsätzlichem sowie grob fahrlässigem Verhalten beruhen sowie unabdingbare gesetzliche Ansprüche.

18. Exclusionary period

All claims arising from the service relationship and the status as a corporate body, including claims in tort, shall be asserted in text form by the Parties within six months of their maturity; otherwise, they shall extinguish. The exclusionary period shall not apply to claims which are based on intent or gross negligence and to indispensable statutory claims.

19. Wahrung der Interessen der Unternehmensgruppe

19.1 Der Geschäftsführer ist verpflichtet, die Interessen des Konzerns, dem die Gesellschaft angehört, sowie der Konzernobergesellschaft zu wahren und die konzerninternen Richtlinien und Vorgaben zu beachten und einzuhalten.

19.2 Geschäftliche Verbindungen mit Lieferanten, Kunden und sonstigen Geschäftspartnern der Gesellschaft oder

19. Protection of the interests of the group of companies

19.1 The Managing Director is obliged to protect the interests of the group, to which the Company belongs, and the parent company of the group and to comply with the intragroup policies and instructions.

19.2 Any business relations with suppliers, customers and other business partners of the Company or an affiliated

eines mit der Gesellschaft verbundenen Unternehmens dürfen nicht zum persönlichen Vorteil des Geschäftsführers genutzt werden. Im Interessenbereich der Gesellschaft sowie eines mit der Gesellschaft verbundenen Unternehmens dürfen Privatgeschäfte nicht vorgenommen werden.

company may not be exploited for the personal benefit of the Managing Director. Private transactions may not be conducted within the sphere of interest of the Company or affiliated companies.

19.3 Der Hillenbrand-Ethikkodex (Anlage 19.3) ist Bestandteil dieses Vertrags. Der Geschäftsführer sichert zu, den Hillenbrand-Ethikkodex zu beachten und einzuhalten. Er verpflichtet sich darüber hinaus, künftig die jeweils neueste Fassung des Hillenbrand-Ethikkodex mit allen Nachträgen und Ergänzungen einzuhalten.

19.3 The Hillenbrand Ethics Codex (Annex 19.3) is a component of this Agreement. The Managing Director to comply with the Hillenbrand Ethics Codex. He further warrants to comply with the latest version of the Hillenbrand Ethics Codex in each case including all supplements and addenda in the future.

20. Aufhebung von Vereinbarungen und von Arbeits- und/oder Anstellungsverhältnissen; Erledigung von Ansprüchen

20. Cancellation of agreements and of employment and/or service relationships; settlement of claims

20.1 Dieser Vertrag ersetzt mit Wirkung zum Ablauf des Tages vor seinem Inkrafttreten sämtliche zwischen dem Geschäftsführer und der Hillenbrand Germany Holding GmbH bestehenden Vereinbarungen, die hiermit enden, insbesondere den Arbeitsvertrag mit allen Zusätzen.

20.1 This Agreement replaces, with effect from the end of the day before it comes into force, all agreements existing between the Managing Director and Hillenbrand Germany Holding GmbH which hereby terminate, in particular the Employment Contract and all amendments.

20.2 Die Parteien sind sich einig, dass sämtliche wechselseitigen Ansprüche aus den Vereinbarungen i.S.d. Ziffer 20.1 erfüllt und erledigt sind, soweit in diesem Vertrag nichts Abweichendes geregelt ist.

20.2 The Parties agree that all mutual claims arising from the agreements within the meaning of Section 20.1 are fulfilled and settled, unless otherwise provided for in this Agreement.

20.3 Die Parteien sind sich einig, dass keine weiteren Arbeits- oder Anstellungsverträge zwischen Herrn Bartel und einem mit der Gesellschaft i.S.d. §§ 15 ff. AktG verbundenen Unternehmen bestehen. Sollte ein solches Arbeits- oder Anstellungsverhältnis bestehen, heben die Parteien es hiermit einvernehmlich mit sofortiger Wirkung auf. Die Gesellschaft handelt insoweit auch im Namen und als Vertreterin der verbundenen Unternehmen.

20.3 The Parties agree that there are no further employment contracts exist between Mr Bartel and a company affiliated with the Company within the meaning of §§ 15 et seq. AktG (German Stock Corporation Act). Should any such employment or employment relationship exist, the parties hereby cancel them by mutual agreement with immediate effect. In this respect, the Company shall also act on behalf of and as representative of the affiliated companies.

21. Schlussbestimmungen

21. Final provisions

21.1 Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland mit Ausnahme der Regelungen der Kollisionsgesetze und der Kollisionsnormen.

21.1 This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany and excluding any conflict-of-law rules.

21.2 Sollten einzelne Bestimmungen dieses Vertrags ganz oder teilweise unwirksam sein oder werden, so wird hierdurch die Gültigkeit der übrigen Bestimmungen nicht berührt. Anstelle der unwirksamen Bestimmung gilt diejenige wirksame Bestimmung als vereinbart, welche dem Sinn und Zweck der unwirksamen Bestimmung am nächsten kommt. Dies gilt auch dann, wenn die Unwirksamkeit einer Bestimmung auf einem Maß der Leistung oder der Zeit beruht; es gilt dann das rechtlich zulässige Maß.

21.2 Should any provisions of this Agreement be or become wholly or partially invalid, this shall not affect the validity of the remaining provisions. In place of the invalid provision, a valid provision shall be deemed agreed which comes closest to the spirit and purpose of the invalid provision. This shall apply even if the invalidity of a provision is based on a measure of performance or time; in that case, the legally permitted measure shall apply.

21.3 Die deutsche Fassung dieses Vertrags ist maßgeblich. Die englische Fassung ist eine Übersetzung ausschließlich zu Informationszwecken.

21.3 The German version of this Agreement is binding. The English version is a convenience translation for information purposes only.

HILLENBRAND

Unterschriften/Signatures

Hillenbrand Germany Holding GmbH vertreten durch die Gesellschafterversammlung, diese vertreten durch:

Hillenbrand Switzerland GmbH

Datum/
Date: 8 January 2025

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Name: James Huchison
Position: Geschäftsführer Hillenbrand Switzerland GmbH / Managing Director Hillenbrand Switzerland GmbH

Ulrich Bartel:

Datum/
Date: 20.1.25

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